EXHIBIT 99.5
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Discovery Communications, Inc.:
In our opinion, the accompanying consolidated balance sheet and related consolidated statements of operations, of changes in stockholders’ deficit, and of cash flows, present fairly, in all material respects, the financial position of Discovery Communications, Inc. and its subsidiaries at December 31, 2006, and the results of their operations and their cash flows for the period from January 1, 2007 through May 14, 2007, and for each of the two years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 16 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions effective January 1, 2007.
/s/ PricewaterhouseCoopers LLP
McLean, Virginia
February 14, 2008

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Members of
Discovery Communications Holding, LLC:
In our opinion, the accompanying consolidated balance sheet and related consolidated statements of operations, of changes in members’ equity, and of cash flows, present fairly, in all material respects, the financial position of Discovery Communications Holding, LLC and its subsidiaries at December 31, 2007 and the results of their operations and their cash flows for the period from May 15, 2007 through December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
McLean, Virginia
February 14, 2008

DISCOVERY COMMUNICATIONS HOLDING, LLC
Consolidated Balance Sheets

	Successor	Predecessor
	Company	Company
	December 31, 2007	December 31, 2006
	in thousands, except share data
ASSETS
Current assets
Cash and cash equivalents	$44,951	$52,263
Accounts receivable, less allowances of $22,419 and $25,175	741,745	657,552
Inventories	10,293	35,716
Deferred income taxes	103,723	76,156
Content rights, net	79,162	64,395
Other current assets	97,359	84,554

Total current assets	1,077,233	970,636

Property and equipment, net	397,430	424,041
Content rights, net, less current portion	1,048,193	1,253,553
Deferred launch incentives	242,655	207,032
Goodwill	4,870,187	365,266
Intangibles, net	181,656	107,673
Investments in and advances to unconsolidated affiliates	100,724	15,564
Other assets	42,352	32,788

TOTAL ASSETS	$7,960,430	$3,376,553

LIABILITIES AND MEMBERS’ EQUITY/STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued liabilities	$267,818	$316,804
Accrued payroll and employee benefits	183,823	122,431
Launch incentives payable	1,544	17,978
Content rights payable	56,334	57,694
Current portion of long-term incentive plan liabilities	141,562	43,274
Current portion of long-term debt	32,006	7,546
Income taxes payable	23,629	55,264
Unearned revenue	78,155	68,339
Other current liabilities	65,624	45,194

Total current liabilities	850,495	734,524

Long-term debt, less current portion	4,109,085	2,633,237
Derivative financial instruments, less current portion	49,110	8,282
Launch incentives payable, less current portion	6,114	10,791
Long-term incentive plan liabilities, less current portion	—	41,186
Content rights payable, less current portion	2,459	3,846
Deferred income taxes	10,619	46,289
Other liabilities	175,565	64,861

Total liabilities	5,203,447	3,543,016

Mandatorily redeemable interests in subsidiaries	48,721	94,825

Commitments and contingencies
Members’ Equity/Stockholders’ deficit
Class A common stock; $.01 par value; zero shares authorized, issued or outstanding at December 31, 2007; 100,000 shares authorized, 51,119 shares issued, less 719 shares of treasury stock at December 31, 2006	—	1
Class B common stock; $.01 par value; zero shares authorized, issued or outstanding at December 31, 2007; 60,000 shares authorized, 50,615 shares issued and held in treasury stock at December 31, 2006	—	—
Additional paid-in capital	—	21,093
Members’ equity (51,119 member units issued, less 13,319 repurchased and retired)	2,533,694	—
Retained earnings (deficit)	184,712	(306,135)
Accumulated other comprehensive (loss) income	(10,144)	23,753

Total members’ equity/stockholders’ deficit	2,708,262	(261,288)

TOTAL LIABILITIES AND MEMBERS’ EQUITY/STOCKHOLDERS’ DEFICIT	$7,960,430	$3,376,553

The accompanying notes are an integral part of these consolidated financial statements.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Consolidated Statements of Operations

	Successor
	Company	Predecessor Company
	May 15, 2007	January 1, 2007	Year Ended	Year Ended
	through	through	December 31,	December 31,
	December 31, 2007	May 14, 2007	2006	2005
		in thousands
OPERATING REVENUE
Advertising	$874,894	$470,139	$1,243,500	$1,187,823
Distribution	930,386	547,093	1,434,901	1,198,686
Other	222,626	82,195	205,270	157,849

Total operating revenue	2,027,906	1,099,427	2,883,671	2,544,358

OPERATING EXPENSES
Cost of revenue, exclusive of depreciation and amortization shown below	791,545	375,032	1,023,187	872,309
Selling, general and administrative	822,665	473,289	1,152,951	1,013,770
Depreciation and amortization	82,807	47,769	122,037	112,653
Exit and restructuring costs	9,424	10,999	—	—
Asset impairments	—	26,174	—	—
Gain from disposition of business	(134,671)	—	—	—

Total operating expenses	1,571,770	933,263	2,298,175	1,998,732

INCOME FROM OPERATIONS	456,136	166,164	585,496	545,626

OTHER INCOME (EXPENSE)
Interest, net	(180,157)	(68,600)	(194,255)	(184,585)
Realized and unrealized (losses) gains from non-hedged derivative instruments, net	(10,986)	2,350	22,558	22,499
Minority interests in consolidated subsidiaries	(7,133)	(1,133)	(2,451)	(43,696)
Equity in earnings of unconsolidated affiliates	5,093	3,529	7,060	4,660
Other, net	(448)	(335)	1,467	9,111

Total other expense, net	(193,631)	(64,189)	(165,621)	(192,011)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	262,505	101,975	419,875	353,615

Income tax expense	25,303	52,163	190,381	173,427

INCOME FROM CONTINUING OPERATIONS	237,202	49,812	229,494	180,188

DISCONTINUED OPERATIONS
Loss from discontinued operations, net of income tax benefit	(52,490)	(12,533)	(22,318)	(20,568)

LOSS FROM DISCONTINUED OPERATIONS	(52,490)	(12,533)	(22,318)	(20,568)

NET INCOME	$184,712	$37,279	$207,176	$159,620

The accompanying notes are an integral part of these consolidated financial statements.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Consolidated Statements of Cash Flows

	Successor
	Company	Predecessor Company
	May 15, 2007	January 1, 2007	Year Ended	Year Ended
	through	through	December 31,	December 31,
	December 31, 2007	May 14, 2007	2006	2005
		in thousands
OPERATING ACTIVITIES
Net income	$184,712	$37,279	$207,176	$159,620
Adjustments to reconcile net income to cash provided by (used in) operations:
Depreciation and amortization	82,944	51,012	133,634	123,209
Noncash asset impairments	28,264	26,174	—	—
Amortization of deferred launch incentives and representation rights	58,425	37,158	77,778	83,411
Provision (reversal) for losses on accounts receivable	(2)	1,855	3,691	12,217
Expenses arising from long-term incentive plans	78,527	62,850	39,233	49,465
Equity in earnings of unconsolidated affiliates	(5,093)	(3,529)	(7,060)	(4,660)
Deferred income taxes	(70,978)	10,511	108,903	109,383
Realized and unrealized gains on derivative financial instruments, net	10,986	(2,350)	(22,558)	(22,499)
Gain from disposition of business	(134,671)	—	—	—
Non-cash minority interest charges	7,133	1,133	2,451	43,696
Gain on sale of investments	—	—	(1,467)	(12,793)
Other non-cash (income) charges	1,733	(4,263)	2,447	9,675
Changes in assets and liabilities, net of business combinations and dispositions:
Accounts receivable	(45,808)	(29,507)	(84,598)	(37,207)
Inventories	21,666	4,805	(4,560)	1,853
Other assets	27,682	(23,872)	(7,434)	(18,748)
Content rights, net of payables	110,811	(2,689)	(84,377)	(108,155)
Accounts payable and accrued liabilities	119,769	(93,260)	73,646	47,913
Representation rights	—	—	93,233	(6,000)
Deferred launch incentives	(25,623)	(197,624)	(49,386)	(35,731)
Long-term incentive plan liabilities	(76,315)	(7,773)	(841)	(325,756)

Cash provided by (used in) operations	374,162	(132,090)	479,911	68,893

INVESTING ACTIVITIES
Acquisition of property and equipment	(55,965)	(24,588)	(90,138)	(99,684)
Business combinations, net of cash acquired	(306,094)	—	(194,905)	(400)
Purchase of intangibles	—	—	—	(583)
Investments in and advances to unconsolidated affiliates	—	—	—	(363)
Redemption of interests in subsidiaries	—	(44,000)	(180,000)	(92,874)
Proceeds from sale of investments	—	—	1,467	14,664

Cash used in investing activities	(362,059)	(68,588)	(463,576)	(179,240)

FINANCING ACTIVITIES
Proceeds from issuance of long-term debt	1,286,362	211,277	316,813	1,785,955
Payments of long-term debt and capital leases	(11,742)	(2,356)	(307,030)	(1,697,068)
Deferred financing fees	(4,690)	(16)	(1,144)	(4,810)
Repurchase of member’s interest	(1,284,544)	—	—	—
Contributions from minority shareholders	—	—	—	603
Other financing	(17,590)	(2,473)	(9,963)	32,153

Cash (used in) provided by financing activities	(32,204)	206,432	(1,324)	116,833

Effect of exchange rate changes on cash and cash equivalents	2,658	4,377	2,761	3,723
CHANGE IN CASH AND CASH EQUIVALENTS	(17,443)	10,131	17,772	10,209
Cash and cash equivalents, beginning of period	62,394	52,263	34,491	24,282
CASH AND CASH EQUIVALENTS, END OF PERIOD	$44,951	$62,394	$52,263	$34,491

The accompanying notes are an integral part of these consolidated financial statements.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Consolidated Statements of Changes in Member’s Equity and Stockholders’ Deficit

					Accumulated Other
					Comprehensive Income (Loss)
							Unrealized
			Additional				Gain
	Class A		Paid-in			Unrealized	(Loss)
	Common Stock		Capital/	Retained	Foreign	Gain	from
			Members’	Earnings	Currency	(Loss) on	Hedging
	At Par	Redeemable	Equity	(Deficit)	Translation	Investment	Activities	TOTAL
				in thousands
Predecessor Company:
Balance, December 31, 2004	$1	$—	$21,093	$(672,931)	$22,732	$1,179	$—	$(627,926)
Comprehensive income Net income				159,620
Foreign currency translation, net of tax of $9.6 million					(16,017)
Unrealized loss on investments, net of tax of $0.1 million						(101)
Unamortized gain on cash flow hedge, net of tax of $1.3 million							2,066
Total comprehensive income								145,568

Balance, December 31, 2005	$1	$—	$21,093	$(513,311)	$6,715	$1,078	$2,066	$(482,358)

Comprehensive income
Net income				$207,176
Foreign currency translation, net of tax of $8.8 million					$14,458
Unrealized loss on investments, net of tax of $0.2 million						$(355)
Amortization of gain on cash flow hedge, net of tax of $0.1 million							$(209)
Total comprehensive income								$221,070

Balance, December 31, 2006	$1	$—	$21,093	$(306,135)	$21,173	$723	$1,857	$(261,288)

Comprehensive income
Net income for the period January 1, 2007 through May 14, 2007				37,279
Foreign currency translation, net of tax of $4.7 million					7,691
Unrealized gain on investments, net of tax of $0.9 million						1,552
Amortization of gain on cash flow hedge							(77)
Cumulative effect for the adoption of FIN 48				(5,011)
Total comprehensive income								41,434

Balance, May 14, 2007	$1	$—	$21,093	$(273,867)	$28,864	$2,275	$1,780	$(219,854)

Successor Company:
Formation of Successor Company Pushdown of investor basis			4,392,804					4,392,804
Comprehensive income
Net income for the period May 15, 2007 through December 31, 2007				184,712
Foreign currency translation, net of tax of $4.4 million					7,354
Unrealized gain on investments, net of tax of $1.8 million						3,011
Changes from hedging activities, net of tax of $12.2 million							(20,509)
Total comprehensive income								174,568
Repurchase of members’ interest			(1,859,110)					(1,859,110)

Balance, December 31, 2007			$2,533,694	$184,712	$7,354	$3,011	$(20,509)	$2,708,262

The accompanying notes are an integral part of these consolidated financial statements.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
1.  Basis of Presentation and Description of Business
  Basis of Presentation
Discovery Communications Holding, LLC (“Discovery” or “the Company”) was formed through a conversion completed by Discovery Communications, Inc. (“DCI” or “the Predecessor Company”) on May 14, 2007. As part of the conversion, DCI became Discovery Communications, LLC (“DCL”), a wholly-owned subsidiary of Discovery, and the former shareholders of DCI, including Cox Communications Holdings, Inc. (“Cox”), Advance/Newhouse Programming Partnerships, and Discovery Holding Company (“DHC”) became members of Discovery. Subsequent to this conversion, each of the members of Discovery held the same ownership interests in Discovery as their previous capital stock ownership interest had been in DCI.
The formation of Discovery required “pushdown” accounting and each shareholder’s basis has been pushed down to Discovery. The pushdown of the investors’ bases resulted in the recording of approximately $4.6 billion of additional goodwill, which had been previously recorded on the investors’ books. No other basis differentials existed on the investors’ books; therefore, no other assets or liabilities were adjusted. The application of push down accounting represents the termination of the predecessor reporting entity, DCI, and the creation of the successor reporting entity, Discovery. Accordingly, the results for the year ended December 31, 2007 are required to be presented as two distinct periods. The “Predecessor” period refers to the period from January 1 through May 14, 2007, while the “Successor” period refers to the period from May 15 through December 31, 2007. Accordingly, a vertical black line is shown to separate the Company financial statements from those of the Predecessor Company for periods ended prior to May 15, 2007. As the entire pushdown was associated with non-amortizable goodwill, there was no adjustment to the income statement during the Successor period as a result of this transaction.
Subsequent to the formation of Discovery, Cox exchanged its 25% ownership interest in Discovery for all of the capital stock of a subsidiary of Discovery that held the Travel Channel and travelchannel.com (collectively, the “Travel Business”) and approximately $1.3 billion in cash. Discovery retired the membership interest previously owned by Cox. The distribution of the Travel Business, which was valued at $575.0 million, resulted in a $134.7 million tax-free gain included in continuing operations. The gain was net of $280.8 million in reporting unit goodwill and $159.5 million in net assets. The net impact to goodwill as a result of the pushdown of investor basis and disposition of the Travel Business was $4.3 billion.
  Description of Business
Discovery is a global media and entertainment company that provides original and purchased cable and satellite television programming across multiple platforms in the United States and over 170 other countries. Discovery also develops and sells proprietary merchandise, other products and educational product lines in the United States and internationally. Discovery operates through three divisions: (1) U.S. networks, (2) international networks, and (3) Discovery commerce and education.
2.  Summary of Significant Accounting Policies
  Principles of Consolidation
The consolidated financial statements include the accounts of all majority-owned and controlled subsidiaries. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” as revised in December 2003 (“FIN 46R”) and to assess whether it is the primary beneficiary of such entities. Variable Interest Entities (“VIEs”)are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders possess rights not proportionate to their ownership. The equity method of accounting is used for affiliates over which the Company exercises significant influence but does not control.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
All inter-company accounts and transactions have been eliminated in consolidation.
  Use of Estimates
The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual results may differ from those estimates and could have a material impact on the consolidated financial statements.
  Reclassifications and Revisions
Certain reclassifications have been made to the financial information to conform to the June 30, 2008 presentation reported in Exhibit 99.4 to this Current Report on Form 8-K/A. Additionally, certain marketing costs were incorrectly classified between cost of revenues and selling, general and administrative. The Company has revised its financial information to reclassify these marketing costs, which resulted in a net decrease to cost of revenues with a corresponding increase to selling, general, and administrative expenses of $8.2 million during the period May 15, 2007 through December 31, 2007, a net increase to cost of revenues with a corresponding decrease to selling, general, and administrative expenses of $1.8 million during the period January 1, 2007 through May 14, 2007, and a net decrease to cost of revenues with a corresponding increase to selling, general, and administrative expenses of $9.6 million and $35.4 million during the years ended December 31, 2006 and 2005, respectively. The reclassifications did not have any effect on amounts previously reported for revenues, total operating expenses, operating income, net income, or cash flows.
  Recent Accounting Pronouncements
In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (“FAS 159”). FAS 159 gives entities the irrevocable option to carry most financial assets and liabilities at fair value, with changes in fair value recognized in earnings. FAS 159 is effective for the Company as of the beginning of the Company’s 2008 fiscal year. The Company expects to adopt fair value accounting for its equity investment in HSWi (see Note 4). The impact could be material to the financial statements depending upon changes in fair value. The Company is currently assessing the potential effect of FAS 159 on its other assets and liabilities.
In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. FAS 157 requires expanded disclosures about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value and the effect of fair value measures on earnings. FAS 157 will be effective for the Company’s 2008 fiscal year. The Company is currently assessing the potential effect of FAS 157 on its financial statements.
In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), “Business Combinations”  (“FAS 141R”). FAS 141R replaces Statement of Financial Accounting Standards No. 141, “Business Combinations” (“FAS 141”), although it retains the fundamental requirement in FAS 141 that the acquisition method of accounting be used for all business combinations. FAS 141R establishes principles and requirements for how the acquirer in a business combination (a) recognizes and measures the assets acquired, liabilities assumed and any noncontrolling interest in the acquiree, (b) recognizes and measures the goodwill acquired in a business combination or a gain from a bargain purchase and (c) determines what information to disclose regarding the business combination. FAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the Company’s 2009 fiscal year.
In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“FAS 160”). FAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, commonly referred to as minority interest. Among other matters, FAS 160 requires (a) the noncontrolling interest be reported within equity in the balance sheet and (b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest to be clearly presented in the statement of income. FAS 160 is effective for the Company’s 2009 fiscal year. FAS 160 is to be applied prospectively, except for the presentation and disclosure requirements, which shall be applied retrospectively for all periods presented. The Company is currently assessing the potential effect of FAS 160 on its financial statements.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
  Revenue Recognition
The Company derives revenue from three primary sources: (1) advertising revenue for commercial spots aired on the Company’s networks and websites, (2) distribution revenue from cable system and satellite operators (distributors), and (3) Other, which is largely e-commerce and educational sales.
Advertising revenue is recorded net of agency commissions and audience deficiency liabilities in the period advertising spots are broadcast. Distribution revenue is recognized over the service period, net of launch incentives and other vendor consideration. E-commerce and educational product revenues are recognized either at the point-of-sale or upon product shipment. Educational service sales are generally recognized ratably over the term of the agreement.
Advertising Costs
The Company expenses advertising costs as incurred. Advertising costs of $107.7 million, $71.6 million, $207.7 million and $208.6 million were incurred from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively.
 Cash and Cash Equivalents
Highly liquid investments with original maturities of ninety days or less are recorded as cash equivalents. Restricted cash of $7.6 million and $7.1 million is included in other current assets as of December 31, 2007 and 2006, respectively. Book overdrafts representing outstanding checks in excess of funds on deposit are a component of accounts payable and total $10.9 million and $30.9 million in 2007 and 2006, respectively.
Derivative Financial Instruments
Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”), requires every derivative instrument to be recorded on the balance sheet at fair value as either an asset or a liability. The statement also requires that changes in the fair value of derivatives be recognized currently in earnings unless specific hedge accounting criteria are met. The Company uses financial instruments designated as cash flow hedges. The effective changes in fair value of derivatives designated as cash flow hedges are recorded in accumulated other comprehensive income (loss). Amounts are reclassified from accumulated other comprehensive income (loss) as interest expense is recorded for debt. The Company uses the cumulative dollar offset method to assess effectiveness. To be highly effective, the ratio calculated by dividing the cumulative change in the value of the actual swap by the cumulative change in the hypothetical swap must be between 80% and 125%. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. The Company uses derivatives instruments principally to manage the risk associated with the movements of foreign currency exchange rates and changes in interest rates that will affect the cash flows of its debt transactions. See Note 17 for additional information regarding derivative instruments held by the Company and risk management strategies.
Inventories
Inventories are carried at the lower of cost or market. Cost is determined using the weighted average cost method.
Content Rights
Costs incurred in the direct production, co-production or licensing of content rights are capitalized and stated at the lower of unamortized cost, fair value, or net realizable value. The Company evaluates the net realizable value of content by considering the fair value of the underlying produced and co-produced content and the net realizable values of the licensed content quarterly.
The costs of produced and co-produced content airing on the Company’s networks are capitalized and amortized based on the expected realization of revenues, resulting in an accelerated basis over four years for developed networks (Discovery Channel, TLC and Animal Planet) in the United States, and a straight-line basis over no longer than five years for developing networks (all other networks in the United States) and all networks in the International division. The cost of licensed content is capitalized and amortized over the term of the license period based on the expected realization of revenues, resulting in an accelerated basis for developed networks in the United States, and a straight-line basis for all International networks, developing networks in the United States and educational ventures. The costs of content for electronic, video and hardcopy educational supplements are amortized on a straight-line basis over a three to five year period.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
All produced and co-produced content is classified as long-term. The portion of the unamortized licensed content balance that will be amortized within one year is classified as a current asset. The Company’s co-production arrangements generally represent the sharing of production cost. The Company records its share of costs gross and records no amounts for the portion of costs borne by the other party as the Company does not share any associated economics of exploitation.
  Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is recognized on a straight-line basis over the estimated useful lives of three to seven years for equipment, furniture and fixtures, five to forty years for building structure and construction, and six to twelve years for satellite transponders. Leasehold improvements are amortized on a straight-line basis over the lesser of their estimated useful lives or the terms of the related leases, beginning on the date the asset is put into use. Equipment under capital lease represents the present value of the minimum lease payments at the inception of the lease, net of accumulated depreciation.
  Capitalized Software Costs
All capitalized software costs are for internal use. Capitalization of costs occurs during the application development stage. Costs incurred during the pre and post implementation stages are expensed as incurred. Capitalized costs are amortized on a straight-line basis over their estimated useful lives of one to five years. Unamortized capitalized costs totaled $57.1 million and $61.4 million at December 31, 2007 and 2006 respectively. Software costs of $8.7 million, $7.2 million, $21.6 million and $23.2 million were capitalized from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. Amortization of capitalized software costs totaled $12.7 million, $7.3 million, $18.3 million, and $19.3 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. There were no write-offs for capitalized software costs during 2007, 2006 and 2005.
  Recoverability of Long-Lived Assets, Goodwill, and Intangible Assets
The Company annually assesses the carrying value of its acquired intangible assets, including goodwill, and its other long-lived assets, including deferred launch incentives, to determine whether impairment may exist, unless indicators of impairment become evident requiring immediate assessment. Goodwill impairment is identified by comparing the fair value of the reporting unit to its carrying value. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the implied fair value of the goodwill within the reporting unit is less than its carrying value. Intangible assets and other long-lived assets are grouped for purposes of evaluating recoverability at the lowest level for which independent cash flows are identifiable. If the carrying amount of an intangible asset, long-lived asset, or asset grouping exceeds its fair value, an impairment loss is recognized. Fair values for reporting units, goodwill and other asset groups are determined based on discounted cash flows, market multiples, or comparable assets as appropriate. During the Predecessor period, DCI recorded an asset impairment of $26.2 million for education assets related to its consumer business. During the Successor period, the Company recorded a $28.3 million write-off of leasehold improvements related to store closures which is included in loss from discontinued operations.
The determination of recoverability of goodwill and other intangibles and long-lived assets requires significant judgment and estimates regarding future cash flows, fair values, and the appropriate grouping of assets. Such estimates are subject to change and could result in impairment losses being recognized in the future. If different reporting units, asset groupings, or different valuation methodologies had been used, the impairment test results could have differed.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
  Deferred Launch Incentives
Consideration issued to cable and satellite distributors in connection with the execution of long-term network distribution agreements is deferred and amortized on a straight-line basis as a reduction to revenue over the terms of the agreements. Obligations for fixed launch incentives are recorded at the inception of the agreement. Following the renewal of a distribution agreement, the remaining deferred consideration is amortized over the extended period. Amortization of deferred launch incentives and interest on unpaid deferred launch incentives was $61.4 million, $39.0 million, $79.1 million and $74.1 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. During 2007, in connection with the settlement of terms under a pre-existing distribution agreement, Discovery completed negotiations for the renewal of long-term distribution agreements for certain of its U.K. networks and paid a distributor $195.8 million, most of which is being amortized over a 5 year period.
  Foreign Currency Translation
The Company’s foreign subsidiaries’ assets and liabilities are translated at exchange rates in effect at the balance sheet date, while results of operations are translated at average exchange rates for the respective periods. The resulting translation adjustments are included as a separate component of members’ equity/stockholders’ deficit in accumulated other comprehensive income (loss). Intercompany accounts of a trading nature are revalued at exchange rates in effect at each month end and are included as part of operating income in the consolidated Statements of Operations.
  Long-term Incentive Plans
Prior to August 2005, DCI maintained two unit-based, cash settled, long-term incentive plans. Under these plans, unit awards, which vest over a period of years, were granted to eligible employees and increased or decreased in value based on a specified formula of DCI’s business metrics. DCI accounted for these units similar to stock appreciation rights and applied the guidance in FASB Interpretation Number 28, “Accounting for Stock Issued to Employees” (“FIN 28”). Accordingly, DCI adjusted compensation expense for changes in the accrued value of these awards over the period outstanding.
In August 2005, DCI discontinued one of its long-term incentive plans and settled all amounts with cash payments. In October 2005, DCI established a new long-term incentive plan for certain eligible employees. Substantially all participants in the remaining plan redeemed their vested units for cash payment and received units in the new plan.
Under the new plan, eligible employees receive cash settled unit awards indexed to the price of Class A DHC stock. As the units are indexed to the equity of another entity, the Company treats the units similar to a derivative, by determining their fair value each reporting period. The Company attributes compensation expense for the new awards on a straight-line basis; the Company attributes compensation expense for the initial grant of partially vested units by continuing to apply the FIN 28 model that was utilized over the awards’ original vesting periods. Once units are fully vested, the Company recognizes all mark-to-market adjustments to fair value in each period as compensation expense. In March 2005, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the classification of compensation expense associated with share-based payment awards. By applying the provisions of SAB 107, all long term incentive compensation expense is recorded as a component of selling, general and administrative expenses.
The Company classifies as a current liability the lesser of 100% of the intrinsic value of the units that are vested or will become vested within one year or the Black-Scholes value of units that have been attributed. Upon voluntary termination of employment, the Company distributes 100% of unit benefits if employees agree to certain provisions. Prior to a plan amendment in August 2007, the Company classified as a current liability 75% of the intrinsic value of vested units or units vesting within one year, as this amount corresponded to the value potentially payable should all participants separate from the Company. Upon voluntary termination of employment, the Company distributed 75% of unit benefits. The remainder was paid at the one-year anniversary of termination date. The August 2007 plan amendment eliminated the deferral of the final 25%. As such, employees are paid 100% of their vested amount upon separation from the Company.
Mandatorily Redeemable Interest in Subsidiaries
For those instruments with an estimated redemption value, mandatorily redeemable interest in subsidiaries is accreted or decreted to an estimated redemption value ratably over the period to the redemption date. Accretion and decretion are recorded as a component of minority interest expense. For instruments with a specified rate of return, DCI records interest expense as incurred. Cash receipts and payments for the sale or purchase of mandatorily redeemable interests in subsidiaries are included as a component of investing cash flows.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
Minority Interest
In addition to the accretion and decretion on redeemable minority interests, the Company records minority interest expense for the portion of the earnings of consolidated entities which are applicable to the minority interest partners.
Treasury Stock
Treasury stock is accounted for using the cost method by DCI, the Predecessor. The repurchased shares are held in treasury and are presented as if retired. There was no treasury stock activity from January 1, 2007 through May 14, 2007 or for the year ended December 31, 2006. Discovery, the Successor, purchased and retired the membership equity of Cox. (See Note 1 Basis of Presentation and Description of Business.)
Discontinued Operations
In determining whether a group of assets disposed of should be presented as a discontinued operation, the Company makes a determination as to whether the group of assets being disposed of comprises a component of the entity, which requires cash flows that can be clearly distinguished from the rest of the entity. The Company also determines whether the cash flows associated with the group of assets have been or will be significantly eliminated from the ongoing operations of the Company as a result of the disposal transaction and whether the Company has no significant continuing involvement in the operations of the group of assets after the disposal transaction. If these determinations can be made affirmatively, the results of operations of the group of assets being disposed of (as well as any gain or loss on the disposal transaction) are aggregated for separate presentation apart from continuing operating results of the Company in the consolidated financial statements. The Company has elected not to segregate the cash flows from discontinued operations in its presentation of the Statements of Cash Flows.
Income Taxes
Income taxes are recorded using the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not such assets will be unrealized.
Effective January 1, 2007, DCI adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements, and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In instances where the Company has taken or expects to take a tax position in its tax return and the Company believes it is more likely than not that such tax position will be upheld by the relevant taxing authority upon settlement, the Company may record the benefits of such tax position in its consolidated financial statements. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Upon adoption of FIN 48, DCI recorded a $5.0 million net tax liability recorded directly to accumulated deficit.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
3.  Supplemental Disclosures to Consolidated Statements of Cash Flows

	Successor	Predecessor
	May 15	January 1
	through	through
	December 31,	May 14,
	2007	2007	2006	2005
		in thousands
Cash paid for acquisitions:
Fair value of assets acquired	$419,154	$—	$223,293	$400
Fair value of liabilities Assumed	(113,060)	—	(28,388)	—

Cash paid for acquisitions, net of cash acquired	$306,094	$—	$194,905	$400

Cash paid for interest	$179,669	$77,849	$196,195	$171,151
Cash paid for income taxes	$58,323	$16,554	$70,215	$27,678
4.  Business Combinations
On December 17, 2007, Discovery completed its acquisition of HowStuffWorks.com (“HSW”), an on-line source of explanations of how the world actually works. This acquisition provides an additional platform for Discovery’s library of video content and positions its brands as a hub for satisfying curiosity on both television and on-line. The results of operations have been included in the consolidated financial statements since December 17, 2007. The aggregate purchase price was $264.9 million, including $14.9 million of transaction costs. The Company also assumed net working capital of $1.1 million, content of $9.0 million, and deferred tax liabilities of $44.6 million. As of December 31, 2007, $4.6 million of the purchase price has not yet been paid. Of the $269.6 million of acquired intangibles, $95.8 million was ascribed to intangibles subject to amortization with useful lives between two and five years and the balance of $173.8 million to non-tax deductible goodwill. Acquired intangibles include trademarks, customer lists, and other items with weighted average useful lives of 4 years. The Company funded the purchase through additional borrowings under its credit facilities. HSW’s content is highly ranked by the world’s leading search engines and provides a natural link to the Company’s video library. The purchase provides the Company with an expanded platform for content, additional ad sales outlet, and brand enhancement.
As part of the transaction, Discovery acquired approximately 49.5% of HSW International, Inc. (“HSWi”) outstanding shares, resulting in an investment balance of $79.4 million. Discovery has gained voting rights which are capped at 45% of the outstanding votes, three non-controlling board seats and certain other governance rights. As a result of its noncontrolling interest, the Company has recorded its investment in HSWi under the equity method. Discovery will hold approximately 77% of these shares over a period of at least 12-24 months. Per terms of the agreement, the Company may distribute the HSWi stock or sell and distribute substantially all of the proceeds to former HSW shareholders. The Company initially recorded a liability of $53.7 million at closing, which represents its estimated obligation to the HSW shareholders. The Company has estimated the fair value of its investment and associated liability with information from an investment bank. The Company will adjust the liability each period to fair value through adjustments to earnings. The valuation considers forecasted operating results and market valuation factors. The estimated liability at December 31, 2007 is unchanged from December 17, 2007. HSWi has a perpetual royalty free license to exploit HSW content in certain foreign markets.
On July 31, 2007, the Company acquired Treehugger.com, an eco-lifestyle website for $10.0 million. As of December 31, 2007, $1.8 million of this purchase price has not yet been paid. The results of operations have been included in the consolidated financial statements since that date. The acquisition furthers the Company’s goal of developing original programming related to the environment, sustainable development, conservation and organic living. The Company also has certain contingent considerations in connection with this acquisition payable in the event specific business metrics are achieved totaling up to $6.0 million over 2 years, which could result in the recording of additional goodwill.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
Subsequent to the formation of Discovery, the Company acquired an additional 5% interest in Animal Planet L.P. (“APLP”) from Cox for $37.0 million. This transaction increased the Company’s ownership interest in APLP from 80% to 85% and has been recorded as a step acquisition. The $37.0 million has been recorded as brand intangibles of $7.0 million, affiliate relationships of $10.0 million, and goodwill of $17.0 million. The brand intangibles and affiliate relationships will be amortized over 10 years.
The following table summarizes the combined estimated fair values of the assets acquired and the liabilities assumed at the dates of acquisition in 2007 for HSW, Animal Planet additional 5% interest and Treehugger.com. The HSW fair value allocation of assets and liabilities is preliminary because the acquisition closed December 17, 2007 and the fair value determination of assets and liabilities are subject to finalization.

HSW, Animal Planet and
Asset (Liability)	Treehugger, Combined
in thousands
Current assets and content	$22,399
Investment in HSWi stock	79,375
Other tangible assets	1,313
Finite-lived intangibles (including brand names, customer lists and trademarks)	119,421
Goodwill	196,646
Liabilities assumed	(14,753)
Deferred taxes	(44,585)
Estimated redemption liability to HSW shareholders	(53,722)

Cash paid, net of cash acquired	$306,094

During February 2006, DCI acquired 98% of DMAX (formerly known as XXP), a free-to-air network in Germany. The results of operations have been included in the consolidated financial statements since that date. The acquisition of a free-to-air network is intended to support strengthening global presence. The aggregate purchase price was $60.2 million primarily in cash. Of the $54.3 million of acquired intangible assets, $23.0 million was assigned to contract-based distribution channels subject to amortization with a useful life of approximately 5 years and the remaining balance of $31.3 million to goodwill. During 2007, Discovery acquired the remaining 2% in conjunction with the return of purchase escrow balances, for a net cash return amount of $8.1 million.
In March 2006, DCI acquired all of the outstanding common shares of Antenna Audio Limited (“Antenna”), a provider of audio tours and multimedia at museums and cultural attractions around the globe. The results of Antenna’s operations have been included in the consolidated financial statements since that date. DCI acquired Antenna to facilitate the expansion of its Travel brand and media content to other platforms. The aggregate purchase price was $64.4 million, primarily in cash. Of the $49.1 million of acquired intangibles, $6.4 million was assigned to assets subject to amortization with useful lives between two and seven years and the balance of $42.7 million to goodwill. Antenna and the Travel Channel had been integrated within a single reporting.
In 2006, DCI also acquired the following four entities for a total cost of $70.4 million, which was paid primarily in cash:
• Petfinder.com, a facilitator of pet adoptions and PetsIncredible, a producer and distributor of pet-training videos. During 2007, the former owners earned payment of certain contingent consideration in connection with this acquisition, resulting in the addition of $11.0 million in goodwill.
• Clearvue and SVE, Inc., a provider of curriculum-oriented media educational products.
• Academy123, Inc., a provider of on-line supplemental, educational content focusing largely on mathematics and sciences. In May 2007, Discovery recorded an asset impairment of $20.6 million, including $11.5 million of goodwill, for goodwill and intangible assets established during 2006 related to Academy 123, Inc. The business had not been integrated into the education reporting unit, and management decided to scale back its education business to consumers.
• Thinklink, Inc., a provider of formative assessment testing services to schools servicing students in grades K through 12.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
Goodwill recognized for these transactions amounted to $27.9 million in 2006. Purchased identifiable intangible assets for these acquisitions are being amortized on a straight-line basis over lives ranging from one to ten years (weighted-average life of 4.4 years).
The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the dates of acquisition in 2006.

DMAX, Antenna and
Other Acquisitions,
Asset (Liability)	Combined
in thousands
Current assets and content	$40,365
Other tangible assets	7,765
Finite-lived intangible assets	73,378
Goodwill	101,785
Liabilities assumed	(28,388)

Cash paid, net of cash acquired	$194,905

5.  Discontinued Operations
Following a comprehensive strategic review of its businesses, the Company decided to close its 103 mall based and stand alone Discovery Stores (Retail) in the third quarter of 2007. The Company will continue to leverage its products through retail arrangements and its e-commerce platform. As there is no continuing involvement in the retail stores or significant migration of retail customers to e-commerce, the results of the Retail business are accounted for as discontinued operations in the consolidated financial statements for the periods presented herein, in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment and Disposal of Long-lived Assets” (“FAS 144”).
The following amounts related to Retail have been segregated from continuing operations and included in loss from discontinued operations in the consolidated statements of income:

	Successor	Predecessor
	May 15 through	January 1 through
	December 31, 2007	May 14, 2007	2006	2005
		in thousands
Revenue	$30,491	$27,362	$129,317	$127,396
Loss from discontinued operations before income taxes	$(81,115)	$(18,312)	$(35,911)	$(31,652)
Loss from discontinued operations, net of tax	$(52,490)	$(12,533)	$(22,318)	$(20,568)
No interest expense was allocated to discontinued operations for the periods presented herein since there was no debt specifically attributable to discontinued operations or required to be repaid following the closure of the retail stores. For the Successor period, the loss from discontinued operations includes $31.1 million in lease terminations and other exit costs, $8.8 million for severance and other employee-related costs and $28.3 million in asset impairment charges, along with normal business operations.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
Summarized balance sheet information for discontinued operations for Retail is as follows:

	December 31,
	Successor	Predecessor
	2007	2006
	in thousands
Current assets	$—	$38,106
Total assets	$—	$67,707
Current liabilities	$(6,349)	$(29,961)
Total liabilities	$(6,349)	$(39,339)
6.  Content Rights

	December 31,
	Successor	Predecessor
Content Rights	2007	2006
	in thousands
Produced content rights
Completed	$1,346,985	$1,476,830
In process	195,025	161,942
Co-produced content rights
Completed	499,127	681,105
In process	53,984	86,359
Licensed content rights
Acquired	209,082	213,691
Prepaid	21,690	10,386

Content rights, at cost	2,325,893	2,630,313
Accumulated amortization	(1,198,538)	(1,312,365)

Content rights, net	1,127,355	1,317,948
Current portion, licensed content rights	(79,162)	(64,395)

Non-current portion	$1,048,193	$1,253,553

Amortization of content rights is recorded as a component of cost of revenue and was $558.0 million, $257.0 million, $696.0 million and $601.1 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. Amortization of content rights includes incremental amortization for certain programs to net realizable value of $171.7 million, $1.9 million, $40.1 million and $16.6 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. The $171.7 million of incremental amortization includes an impairment charge of $129.1 million at U.S. networks, where new programming leadership evaluated the networks’ programming portfolio assets and identified certain programming which no longer fit the go forward strategy of the networks. The Company wrote off those assets no longer intended for use.
The Company estimates that approximately 96% of unamortized costs of content rights at December 31, 2007 will be amortized within the next three years. The Company expects to amortize $434.3 million of unamortized content rights, not including in-process, not released, and prepaid productions, during the next twelve months.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
7.  Property and Equipment

	December 31,
	Successor	Predecessor
Property and Equipment	2007	2006
	in thousands
Equipment and software	$478,616	$411,583
Land	28,781	28,781
Buildings	154,227	153,737
Furniture, fixtures, leasehold improvements and other	151,417	217,884
Assets in progress	14,471	11,833

Property and equipment, at cost	827,512	823,818
Accumulated depreciation and amortization	(430,082)	(399,777)

Property and equipment, net	$397,430	$424,041

The cost and accumulated depreciation of equipment under capital leases was $53.3 million and $19.8 million, respectively, at December 31, 2007, and $39.7 million and $13.2 million, respectively, at December 31, 2006 respectively. Depreciation and amortization of property and equipment, including equipment under capital lease, was $57.3 million, $40.4 million, $78.4 million and $74.5 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. Depreciation and amortization of property and equipment for Retail discontinued operations was $0.1 million, $3.2 million, $10.2 million and $10.4 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively, exclusive of impairment write-downs.
8.  Sale of Equity Investments
In April 2006 and January 2005, DCI recorded gains of $1.5 million and $12.8 million, respectively, as a component of other non-operating expenses for the sale of certain investments accounted for under the cost method. The gains represent the difference between the proceeds received and the net book value of the investments.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
9.  Goodwill and Intangible Assets

	December 31,
	Successor	Predecessor
Goodwill and Intangible Assets	2007	2006
	in thousands
Goodwill	$4,870,187	$365,266

Trademarks, net of accumulated amortization of $2,272 and $1,905	$62,193	$12,322
Customer lists, net of accumulated amortization of $76,919 and $136,049	67,282	26,500
Other, net of accumulated amortization of $77,026 and $55,355	52,181	68,851

Intangibles, net	$181,656	$107,673

During 2007, changes in the net carrying amount of goodwill were as follows:

Reconciliation of net carrying amount of goodwill	in thousands
Balance at January 1, 2007 (Predecessor)	$365,266
Impairment (Predecessor) (Note 4)	(11,478)
Translation (Predecessor)	2,047
Push down of investor basis (Successor) (Note 1)	4,591,581
Disposals (Successor) (Note 1)	(280,838)
Acquisitions (Successor) (Note 4)	198,109
Translation (Successor)	5,500

Balance at December 31, 2007 (Successor)	$4,870,187

In April 2007, DCI completed a strategic analysis of the Education business and does not expect to generate revenue from the assets acquired from the Academy 123, Inc. acquisition. Goodwill of $11.5 million and intangible assets of $9.1 million were written-off as a component of amortization expense.
Goodwill is not amortized. Trademarks are amortized on a straight-line basis over 3 to 10 years. Customer lists are amortized on a straight-line basis over the estimated useful lives of three to seven years. Non-compete assets are amortized on a straight-line basis over the contractual term of one to seven years. Other intangibles are amortized on a straight-line basis over the estimated useful lives of three to ten years. The weighted-average amortization period for intangible assets is 5.1 years.
Amortization of intangible assets, totaled $22.3 million, $36.7 million, $43.6 million and $38.2 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. The Company estimates that unamortized costs of intangible assets at December 31, 2007 will be amortized over the next five years as follows: $52.5 million in 2008, $40.9 million in 2009, $37.2 million in 2010, $20.4 million in 2011, and $12.2 million in 2012.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
10.  Investments
The following table outlines the Company’s less than wholly-owned ventures and the method of accounting during 2007:

Accounting
Affiliates:	Method
Joint Ventures with the BBC:
JV Programs LLC (“JVP”)	Consolidated
Joint Venture Network LLC (“JVN”)	Consolidated
Animal Planet Europe	Consolidated
Animal Planet Latin America	Consolidated
People & Arts Latin America	Consolidated
Animal Planet Asia	Consolidated
Animal Planet Japan	Consolidated
Animal Planet Canada	Equity
Other Ventures:
Animal Planet United States (see Note 12)	Consolidated
Discovery Canada	Equity
Discovery Japan	Equity
Discovery Health Canada	Equity
Discovery Kids Canada	Equity
Discovery Civilization Canada	Equity
HSWi (See Note 4)	Equity
Joint Ventures with the BBC
The Company and the BBC have formed several cable and satellite television network joint ventures, JVP, a venture to produce and acquire factual-based content, and JVN, a venture to provide debt funding to these joint ventures.
In addition to its own funding requirements, the Company has assumed the BBC funding requirements, giving the Company preferential cash distribution with these ventures. The Company controls substantially all of the BBC ventures and consolidates them accordingly. As the BBC does not have risk of loss, no BBC cumulative losses were allocated to minority interest for consolidated joint ventures with the BBC, and the Company recognizes both its and the BBC’s share of cumulative losses in the equity method venture with the BBC. After December 31, 2006, JVP obtained a level of cumulative profitability. Minority interest expense of $4.3 million and $1.1 million for the BBC’s share of earnings in JVP was recognized from May 15, 2007 through December 31, 2007 and from January 1, 2007 through May 14, 2007, respectively.
Other Ventures
The Company is a partner in international joint venture cable and satellite television networks. The Company also acquired an equity interest in HSWi stock as a result of its acquisition of HSW. DCI provided no funding to the equity ventures in 2007, 2006 or 2005. At December 31, 2007, the Company’s maximum exposure to loss as a result of its involvement with the equity joint ventures is the $47.0 million investment book value and future operating losses, should they occur, of the equity joint ventures that the Company is obligated to fund.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
11.  Debt

	December 31,
	Successor	Predecessor
Debt	2007	2006
	in thousands
$1,000,000.0 Term Loan A due quarterly December 2008 to October 2010	$1,000,000	$1,000,000
$1,555,000.0 Revolving Loan, due October 2010	337,500	249,500
€260,000.0 Revolving Loan, due April 2009	94,174	187,828
$1,500,000.0 Term Loan B due quarterly September 2007 to May 2014	1,492,500	—
8.06% Senior Notes, semi-annual interest, due March 2008	180,000	180,000
7.45% Senior Notes, semi-annual interest, due September 2009	55,000	55,000
8.37% Senior Notes, semi-annual interest, due March 2011	220,000	220,000
8.13% Senior Notes, semi-annual interest, due September 2012	235,000	235,000
Floating Rate Senior Notes, semi-annual interest, due December 2012	90,000	90,000
6.01% Senior Notes, semi-annual interest, due December 2015	390,000	390,000
£10,000.0 Uncommitted Facility, due August 2008	8,785	—
Obligations under capital leases	37,172	32,355
Other notes payable	960	1,100

Subtotal	4,141,091	2,640,783
Current portion	(32,006)	(7,546)

Total long-term debt	$4,109,085	$2,633,237

In May 2007, Discovery entered into a $1,500.0 million, seven year term loan credit agreement. Borrowings under this agreement bear interest at London Interbank Offered Rate (“LIBOR”) plus an applicable margin of 2.0% or the higher of (a) the Federal Funds Rate plus 1/2 of 1% or (b) ”prime rate” set by Bank of America plus an applicable margin of 1.0%. The company capitalized $4.7 million of deferred financing costs as a result of this transaction. At the end of 2007 there was $1,492.5 million outstanding under the term loan agreement (net of mandatory principal repayments) with a weighted average interest rate of 6.83%. The average interest rate under this credit agreement was 7.44% for the period May 15, 2007 through December 31, 2007.
In September 2007, the Company’s United Kingdom subsidiary, Discovery Communications Europe Limited (“DCEL”) executed a £10 million uncommitted facility to supplement working capital requirements. The facility is available through August 1, 2008 and is guaranteed by Discovery. At December 31, 2007 there was £4.4 million (approximately $8.8 million) outstanding under this facility.
In March 2006, DCEL entered into a €70.0 million three year multicurrency revolving credit agreement (“UK credit agreement”) which enables the Company to draw Euros and British Pounds. In April 2006, the UK credit agreement was amended and restated to provide for syndication and to increase the revolving commitments to €260.0 million. The Company guarantees DCEL’s obligations under the UK credit agreement. Borrowings under this agreement bear interest at LIBOR plus an applicable margin based on the Company’s leverage ratios. The cost of the UK credit agreement also includes a fee on the revolving commitments (ranging from 0.1% to 0.3%) based on the Company’s leverage ratio. DCEL capitalized £0.7 million (approximately $1.4 million) of deferred financing costs as a result of this transaction. At the end of 2007 there was £47.5 million (approximately U.S. $94.2 million) outstanding under the multicurrency credit agreement with a weighted average interest rate of 6.75%. At the end of 2006 there was £95.9 million (approximately $187.8 million) outstanding under the multicurrency credit agreement with a weighted average interest rate of 5.91%. The interest rate averaged 7.05% and 6.42% from May 15, 2007 through December 31, 2007 and from January 1, 2007 through May 14, 2007, respectively. The UK credit agreement matures April 2009.
In March 2006 DCI borrowed additional funds under its US Credit Facility (Revolving Loan and Term A) to redeem the maturing $300.0 million Senior Notes. At the end of 2007 there was $1,337.5 million outstanding ($1,000 million Term A and $337.5 million Revolving Loan) under the facility with a weighted average interest rate of 5.61%. The amount available under the facility was $1,214.9 million, net of amounts committed for standby letters of credit of $2.6 million issued. At the end of 2006 there was $1,249.5 million outstanding under the facility with a weighted average interest rate of 6.35%. The amount available under the facility was $1,302.8 million, net of amounts committed for standby letters of credit of $2.7 million issued. The average interest rate under the U.S. Credit Facility was 6.11%, 6.22% and 6.01% from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007 and 2006, respectively. The Company’s debt agreements have certain restrictions on the payment of dividends from subsidiaries.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
The Company uses derivative instruments to modify its exposure to interest rate fluctuations on its debt. The Term Loans, Revolving Facility, and Senior Notes contain covenants that require the Company to meet certain financial ratios and place restrictions on the payment of dividends, sale of assets, borrowing level, mergers, and purchases of capital stock, assets, and investments.
Future principal payments under the current debt arrangements, excluding obligations under capital leases and other notes payable, are as follows: $266.3 million in 2008, $539.2 million in 2009, $915.0 million in 2010, $235.0 million in 2011, $340.0 million in 2012 and $1,807.5 million thereafter. Of the $266.3 million of principal payments due in 2008, $242.5 million is excluded from the current portion of long-term debt as of December 31, 2007 because the Company has the intent and ability to refinance its obligations on a long-term basis.
Future minimum payments under capital leases are as follows: $9.0 million in 2008 and 2009, $6.8 million in 2010, $6.2 million in 2011, $3.0 million in 2012 and $10.0 million thereafter.
12.  Mandatorily Redeemable Interests in Subsidiaries

	December 31,
	Successor	Predecessor
Mandatorily Redeemable Interests in Subsidiaries	2007	2006
	in thousands
Animal Planet LP	$—	$48,950
People & Arts Latin America and Animal Planet Channel Group	48,721	45,875

Mandatorily redeemable interests in subsidiaries	$48,721	$94,825

Animal Planet LP
As of December 31, 2006, one of the DCI’s stockholders held 44,000 senior preferred partnership units of Animal Planet LP (“APLP”) that had a redemption value of $44.0 million and carried a rate of return ranging from 8.75% to 13%. Payments were made quarterly and totaled $4.6 million during 2006. APLP’s senior preferred partnership units were called by DCI in January 2007 for $44.0 million, plus accrued interest of $0.5 million. At December 31, 2006, DCI recorded this security at the redemption value of $44.0 million plus accrued returns of $5.0 million. Preferred returns were recorded as a component of interest expense based on a constant rate of return of 10.75% through the full term and aggregated $4.7 million in 2006 and 2005. DCI reversed $5.0 million of accrued interest upon exercise of the call.
People & Arts Latin America and Animal Planet Channel Group
The BBC has the right, upon a failure of the People & Arts Latin America or the Animal Planet Channel Group (comprised of Animal Planet Europe, Animal Planet Asia, and Animal Planet Latin America), the Channel Groups, to achieve certain financial performance benchmarks to put its interests back to the Company for a value determined by a specified formula every three years which commenced December 31, 2002. The Company accretes the mandatorily redeemable equity in a subsidiary to its estimated redemption value through the applicable redemption date. The redemption value estimate is based on a contractual formula considering the projected results of each network within the channel group.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
Based on the Company’s calculated performance benchmarks, the Company believes the BBC has the right to put their interests as of December 2005. The BBC has 90 days following the valuation of the Channel Groups by an independent appraiser to exercise their right. During 2006 DCI was notified that the BBC is evaluating whether to execute their rights under the agreement. As of December 31, 2007, the BBC and the Company are assigning a valuation firm to formally assess the performance benchmarks and the BBC’s right to put. The Company has accreted to an estimated redemption value of $48.7 million as of December 31, 2007, based on certain estimates and legal interpretations. Changes in these assumptions could materially impact current estimates. Accretion to the redemption value has been recorded as a component of minority interest expense of $1.7 million, $1.1 million, $9.1 million and $34.6 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and 2005, respectively.
13. Commitments and Contingencies

	Year ending December 31,
Future Minimum Payments	Leases	Content	Other	Total
	in thousands
2008	$80,691	$269,175	$106,187	$456,053
2009	65,991	66,616	85,546	218,153
2010	56,518	41,287	71,246	169,051
2011	41,360	40,176	23,852	105,388
2012	35,417	40,667	4,148	80,232
Thereafter	133,741	41,469	400	175,610

Total	$413,718	$499,390	$291,379	$1,204,487

Expenses recorded in connection with operating leases, including rent expense, for continuing and discontinued operations were $91.2 million, $53.1 million, $142.5 million and $142.1 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. Expenses recorded in connection with operating leases, including rent expense, for discontinued operations were $37.2 million, $8.8 million, $24.0 million and $25.4 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. The Company receives contributions from certain landlords to fund leasehold improvements. Such contributions are recorded as deferred rent and amortized as reductions to lease expense over the lease term. Certain of the Company’s leases provide for rental rates that increase or decrease over time. The Company recognizes operating lease minimum rentals on a straight-line basis over the lease term. The Company’s deferred rent balance was $24.2 million at December 31, 2007 and $37.4 million at December 31, 2006. Approximately $7.0 million of Discovery’s deferred rent balance was written off and included in discontinued operations following the closure of the retail stores.
Discovery has certain contingent considerations in connection with the acquisition of Treehugger.com payable in the event specific business metrics are achieved totaling up to $6.0 million over 2 years (see Note 4).
The Company is involved in litigation incidental to the conduct of its business. In addition, the Company is involved in negotiations with organizations holding the rights to music used in the Company’s content. As global music rights societies evolve, the Company uses all information available to estimate appropriate obligations. During 2005, DCI analyzed its music rights reserves and recorded a net reduction to cost of revenue of approximately $11.0 million. The Company believes the reserves related to these music rights are adequate and does not expect the outcome of such litigation and negotiations to have a material adverse effect on the Company’s results of operations, cash flows, or financial position.
14. Employee Savings Plans
The Company maintains employee savings plans, defined contribution savings plans and a supplemental deferred compensation plan for certain management employees, together the “Savings Plans.” The Company contributions to the Savings Plans were $6.2 million, $5.5 million, $9.9 million and $8.2 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007 in 2006 and in 2005, respectively.
15. Long-term Incentive Plans
In October 2005, DCI established a new long-term incentive plan. At inception of the plan, eligible participants in one of DCI’s previously established long-term incentive plans chose to either continue in that plan or to redeem their vested units at the December 31, 2004 valuation and receive partially vested units in the new plan. Substantially all participants in the previously

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
established plan redeemed their vested units and received partially vested units in the new plan. Certain eligible employees were granted new units in the new plan.
Units partially vested in the new plan have vesting similar to units in the previously established plan. New units awarded vest 25% per year. The units in the new plan are indexed to the market price of Class A DHC stock. On August 17, 2007, the Company amended the plan so that each year 25% of the units awarded will expire and the employees will receive a cash payment for the increase in value. Prior to the amendment, units were paid out every two years over an eight year period. The Company has authorized the issuance of up to 31.9 million units under this plan.
Prior to October 2005, DCI maintained two unit-based, long-term incentive plans with substantially similar terms. Units were awarded to eligible employees following their one-year anniversary of hire and vested 25% per year thereafter. Upon exercise, participants received the increase in value from the date of issuance. The value of the units was based on changes in DCI’s value as estimated by an external investment-banking firm utilizing a specified formula of DCI business metrics. The valuation also included a business group specific discount rate and terminal value based on business risk. The intrinsic value for unit appreciation had been recorded as compensation expense over the period the units were outstanding. In August 2005, DCI discontinued one of these plans, which resulted in the full vesting and cash redemption of units at the December 31, 2004 valuation, including a 25% premium on appreciated value.
Upon voluntary termination of employment, the Company distributes the intrinsic value of the participant’s vested units, if participants agree to comply with post-employment obligations for one year in order to receive remaining benefits. The Company’s cash disbursements under the new plan aggregated $75.6 million, $7.8 million and $0.3 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007 and in 2006, respectively. There were no payments during 2005 related to the new plan. DCI’s cash disbursements under the prior plans aggregated $325.8 million during 2005.
The fair value of the units issued under the new plan has been determined using the Black-Scholes option-pricing model. The expected volatility represents the calculated volatility of the DHC stock price over each of the various contractual terms. As a result of the limited trading history of the DHC stock, this amount for units paid out after two years is determined based on an analysis of DHC’s industry peer group over the corresponding periods. The weighted average assumptions used in this option-pricing model were as follows:

	Successor	Predecessor
	May 15 -	January 1 -
Weighted Average Assumptions	December 31, 2007	May 14, 2007	2006	2005
Risk-free interest rate	3.20%	4.72%	4.78%	4.36%
Expected term (years)	1.48	3.87	3.86	4.75
Expected volatility	27.93%	23.78%	27.06%	30.36%
Dividend yield	0%	0%	0%	0%
The weighted average grant date fair values of units granted was $29.65, $18.66, $16.51 and $15.81 from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. The weighted average fair value of units outstanding was $11.68 and $6.71 as of December 31, 2007 and 2006, respectively. Compensation expense in connection with the new plan was $78.5 million, $62.9 million, $39.2 million and $29.1 million from May 15, 2007 through December 13, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. Included in the 2005 expense is $12.8 million related to the exchange of the partially vested units which represents the difference between the fair value of the award and the intrinsic value of the award attributable to prior vesting. The accrued fair values of units outstanding under the new plan were $141.6 million and $84.5 million at December 31, 2007 and 2006.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
The following table summarizes information about unit transactions (units in millions) for the new plan:

	Successor		Predecessor
	May 15 -		January 1 -
	December 31, 2007		May 14, 2007		2006		2005
		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
		Exercise		Exercise		Exercise		Exercise
	Units	Price	Units	Price	Units	Price	Units	Price
Outstanding at Beginning of period	26.7	$16.01	26.3	$15.00	24.2	$14.82	—	$—
Units exchanged	—	—	—	—	—	—	7.8	12.77
Units granted	6.4	29.65	7.8	18.66	3.5	16.36	16.4	15.81
Units exercised	(1.1)	15.69	(2.3)	14.01	(0.1)	13.12	—	—
Units redeemed/cancelled	(5.2)	15.29	(5.1)	15.82	(1.3)	15.43	—	—

Outstanding at end of period	26.8	19.42	26.7	16.01	26.3	15.00	24.2	14.82

Vested at Period-end	6.6	$13.97	6.5	$13.84	8.5	$13.78	1.6	$11.22

The Company classified as a current liability the entire long term incentive plan liability of $141.6 million. At December 31, 2007, there was $137.3 million of unrecognized compensation cost related to unvested units, which the Company expects to recognize over a weighted average period of 2.4 years. The weighted average remaining years of contractual life for outstanding and vested unit awards was 1.48 and 0.75, respectively, for unit awards outstanding as of December 31, 2007. The aggregate intrinsic value of units outstanding at December 31, 2007 and 2006 is $228.0 million and $82.0 million respectively. The vested intrinsic value of outstanding units was $94.2 million and $36.7 million at December 31, 2007 and 2006, respectively.
16. Income Taxes
Domestic and foreign income (loss) before income taxes and discontinued operations is as follows:

	Successor	Predecessor
	May 15 -	January 1 -
Income From Continuing Operations	December 31,	May 14,
Before Taxes	2007	2007	2006	2005
Domestic	$254,772	$86,601	$444,504	$358,065
Foreign	7,733	15,374	(24,629)	(4,450)

Income from continuing operations before taxes	$262,505	$101,975	$419,875	$353,615

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
Income tax expense from continuing operations for the years ended December 31, 2007, 2006 and 2005 is as follows:

	Successor	Predecessor
	May 15 -	January 1 -
	December 31,	May 14,
Income Tax Expense	2007	2007	2006	2005
	in thousands
Current
Federal	$52,346	$20,526	$4,591	$(1,479)
State	7,079	5,064	5,695	(3,205)
Foreign	28,185	16,634	59,879	57,644

Total current income tax provision	87,610	42,224	70,165	52,960

Deferred
Federal	(65,091)	4,618	114,986	106,182
State	9,879	9,023	3,707	16,298
Foreign	1,989	3,395	(3,637)	(3,851)

Total deferred income tax (benefit) expense	(53,223)	17,036	115,056	118,629

Change in valuation allowance	(9,084)	(7,097)	5,160	1,838

Total income tax expense	$25,303	$52,163	$190,381	$173,427

Components of deferred tax assets and liabilities as of December 31, 2007 and 2006 are as follows:

	December 31
	Successor		Predecessor
	2007		2006
Deferred Income Tax Assets and Liabilities	Current	Non-current	Current	Non-current
	in thousands
Assets
Loss carry-forwards	$21,851	$21,145	$19,855	$27,712
Compensation	58,762	9,489	30,981	15,563
Accrued expenses	11,161	13,232	12,088	14,981
Reserves and allowances	8,613	—	10,938	—
Tax credits	—	—	—	8,574
Derivative financial instruments	—	6,992	—	3,141
Investments	—	13,337	—	10,445
Depreciation	—	16,169	—	—
Intangibles	—	68,293	—	104,078
Uncertain tax positions	—	28,089	—	—
Other	4,769	17,024	4,301	20,897

	105,156	193,770	78,163	205,391
Valuation allowance	—	(10,250)	—	(26,552)

Total deferred income tax assets	105,156	183,520	78,163	178,839

Liabilities
Depreciation	—	—	—	(6,164)
Content rights and deferred launch incentives	—	(156,654)	—	(200,732)
Foreign currency translation	—	(5,744)	—	(12,936)
Unrealized gains on investments	—	(24,970)	—	(861)
Other	(1,433)	(6,771)	(2,007)	(4,435)

Total deferred income tax liabilities	(1,433)	(194,139)	(2,007)	(225,128)

Deferred income tax assets (liabilities), net	$103,723	$(10,619)	$76,156	$(46,289)

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
Income tax benefit (expense) from continuing operations differs from the amounts computed by applying the U.S. Federal income tax rate of 35.0% as a result of the following:

	Successor	Predecessor
			Year Ended
	May 15 -	January 1 -	December 31,
Reconciliation of Effective Tax Rate from Continuing Operations	December 31, 2007	May 14, 2007	2006	2005
Federal statutory rate	35.0%	35.0%	35.0%	35.0%
Increase (decrease) in tax rate arising from:
State income taxes, net of Federal benefit	2.4	1.9	1.5	3.2
Foreign income taxes, net of Federal benefit	7.5	12.8	7.7	9.7
Non-taxable gain	(17.9)	—	—	—
Travel deferred tax liabilities	(20.4)	—	—	—
Change in US reserve	3.3	—	—	—
Non-deductible goodwill write-off	—	3.9	—	—
Domestic production deduction	(1.1)	(1.8)	—	—
Other	0.8	(0.6)	1.1	1.1
Effective income tax rate	9.6%	51.2%	45.3%	49.0%
The disposal of the Travel Business resulted in a gain of $134.7 million for book purposes, but the transaction was not recognized for tax purposes under Internal Revenue Code Sections 355 and 368. The transaction also resulted in a reduction of the Company’s deferred tax liabilities related to the Travel Channel of $54.0 million.
As of December 31, 2007, the Company has federal operating loss carry-forwards of $93.3 million that begin to expire in 2021 and state operating loss carry-forwards of $296.9 million in various state jurisdictions available to offset future taxable income that expire in various amounts through 2025. In 2007, the Company acquired federal operating loss carry-forwards of $89.6 million. The state operating loss carry-forwards are subject to a valuation allowance of $5.4 million. The change in the valuation allowance from prior year reflects the elimination of fully reserved state operating loss carry-forwards upon disposal of the Retail business.
Deferred tax assets are reduced by a valuation allowance relating to the state tax benefits attributable to net operating losses in certain jurisdictions where realizability is not more likely than not.
The Company’s ability to utilize foreign tax credits is currently limited by its overall foreign loss under Section 904(f) of the Internal Revenue Code. The Company has no alternative minimum tax credits.
The Company files U.S. federal, state, and foreign income tax returns. With few exceptions, the Company is no longer subject to audit by the Internal Revenue Service (“IRS”), state tax authorities, or non-U.S. tax authorities for years prior to 2003.
It is reasonably possible that the total amount of unrecognized tax benefits related to tax positions taken (or expected to be taken) on 2005, 2006, and 2007 non-U.S. tax returns could decrease by as much as $32.8 million within the next twelve months as a result of settlement of audit issues and/or payment of uncertain tax liabilities, which could impact the effective tax rate.
The IRS is not currently examining the Company’s consolidated federal income tax return. However, some of the Company’s joint ventures are under examination for the 2004 tax year. The Company does not expect any significant adjustments.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
As a result of the implementation of FIN 48, the Company recognized an increase of $36.3 million in its liability for unrecognized tax benefits, which was offset in part by a corresponding increase of $31.3 million in deferred tax assets. The remaining $5.0 million was accounted for as a reduction to the January 1, 2007 balance of retained earnings. A reconciliation of the beginning and ending amount of unrecognized tax benefits (without related interest amounts) is as follows:

Reconciliation of Unrecognized Tax Benefits
Balance at January 1, 2007 (Predecessor)	$91,375
Reductions for tax positions of prior years (Predecessor)	(412)
Additions based on tax positions related to the current year (Successor)	11,650
Additions for tax positions of prior years (Successor)	16,830
Reductions for tax positions of prior years (Successor)	(28,674)
Settlements (Successor)	(2,035)

Balance at December 31, 2007 (Successor)	$88,734

Included in the balance at December 31, 2007, are $9.5 million of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority to an earlier period.
FIN 48 requires uncertain tax positions to be recognized and presented on a gross basis (i.e., without regard to likely offsets for deferred tax assets, deductions, and/or credits that would result from payment of uncertain tax amounts). On a net basis, the balance at December 31, 2007 is $45.2 million (including related interest amounts) after offsetting deferred tax assets, deductions, and/or credits on the Company’s tax returns.
The Company’s policy is to classify tax interest and penalties related to unrecognized tax benefits as tax expense. Interest expense related to unrecognized tax benefits recognized was approximately $2.1 million, $1.3 million, $0.8 million, and $0.9 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. The Company had accrued approximately $6.4 million and $2.3 million of total interest payable in the tax accounts as of December 31, 2007, and 2006, respectively. Additional interest of $0.7 million was accrued upon adoption of FIN 48 in the first quarter of its fiscal year 2007, with a corresponding reduction to retained earnings.
17.  Financial Instruments
The Company uses derivative financial instruments to modify its exposure to market risks from changes in interest rates and foreign exchange rates. The Company does not hold or enter into financial instruments for speculative trading purposes.
The Company’s interest expense is exposed to movements in short-term interest rates. Derivative instruments, including both fixed to variable and variable to fixed interest rate instruments, are used to modify this exposure. These instruments include swaps and swaptions to modify interest rate exposure. The variable to fixed interest rate instruments have a notional principal amount of $2,270.0 million and $1,025.0 million and have a weighted average interest rate of 4.68% and 5.09% at December 31, 2007 and 2006, respectively. The fixed to variable interest rate agreements have a notional principal amount of $225.0 million and have a weighted average interest rate of 9.65% and 9.86% at December 31, 2007 and 2006, respectively. At December 31, 2007, the Company held an unexercised interest rate swap put with a notional amount of $25.0 million at a fixed rate of 5.44%. As a result of unrealized mark-to-market adjustments, ($10.0) million, $1.4 million, $10.4 million and $29.1 million in gains (losses) on these instruments were recorded from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
The fair value of these derivative instruments, which aggregate ($49.6) million and $8.5 million at December 31, 2007 and 2006, respectively, is recorded as a component of long-term liabilities and other current liabilities in the consolidated balance sheets. Changes in the fair value of these derivative instruments are recorded as a component of operating cash flows.
Of the total of $2,270.0 million, a notional amount of $1,460.0 million of these derivative instruments are 100% effective cash flow hedges. The value of these hedges at December 31, 2007 was ($32.5) million with changes in the mark-to-market value recorded as a component of other comprehensive income (loss), net of taxes. Should any portion of these instruments become ineffective due to a restructuring in the Company’s debt, the monthly changes in fair value would be reported as a component of other income on the Statement of Operations. The Company does not expect any hedge ineffectiveness in the next twelve months.
The foreign exchange instruments used are spot, forward, and option contracts. Additionally, the Company enters into non-designated forward contracts to hedge non-dollar denominated cash flows and foreign currency balances. At December 31, 2007 and 2006, the notional amount of foreign exchange derivative contracts was $174.2 million and $364.1 million, respectively. As a result of unrealized mark-to-market adjustments, ($3.3) million, ($0.9) million, $2.0 million and ($2.3) million in gains (losses) were recognized on these instruments from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. The fair value of these derivative instruments is recorded as a component of long-term liabilities and other current liabilities in the consolidated balance sheets. These derivative instruments did not receive hedge accounting treatment.
Fair Value of Financial Instruments
The fair values of cash and cash equivalents, receivables, and accounts payable approximate their carrying values. Marketable equity securities are carried at fair value and fluctuations in fair value are recorded through other comprehensive income (loss). Losses on investments that are other than temporary declines in value are recorded in the statement of operations.
The carrying amount of the Company’s borrowings was $4,141.1 million and the fair value was $4,186.7 million at December 31, 2007. The carrying amount of the Company’s borrowings was $2,641.0 million and the fair value was $2,702.0 million at December 31, 2006.
The carrying amount of all derivative instruments represents their fair value. The net fair value of the Company’s short and long-term derivative instruments is ($51.2) million at December 31, 2007; 4%, 11%, 61%, 23%, and 1% of these derivative instrument contracts will expire in 2008, 2009, 2010, 2011 and thereafter, respectively.
The fair value of derivative contracts was estimated by obtaining interest rate and volatility market data from brokers. As of December 31, 2007, an estimated 100 basis point parallel shift in the interest rate yield curve would change the fair value of the Company’s portfolio by approximately $45.2 million.
Credit Concentrations
The Company continually monitors its positions with, and the credit quality of, the financial institutions that are counterparties to its financial instruments and does not anticipate nonperformance by the counterparties. In addition, the Company limits the amount of investment credit exposure with any one institution.
The Company’s trade receivables and investments do not represent a significant concentration of credit risk at December 31, 2007 due to the wide variety of customers and markets in which the Company operates and their dispersion across many geographic areas.

DISCOVERY COMMUNICATIONS HOLDING, LLC
Notes to Consolidated Financial Statements
18.  Related Party Transactions
The Company identifies related parties as investors in their consolidated subsidiaries, the Company’s joint venture partners and equity investments, and the Company’s executive management. Transactions with related parties typically result from distribution of networks, production of content, or media uplink services. Gross revenue earned from related parties was $21.3 million, $46.9 million, $90.0 million and $73.7 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively. Accounts receivable from these entities were $6.5 million and $15.0 million at December 31, 2007 and 2006, respectively. Purchases from related parties totaled $54.8 million, $31.8 million, $83.3 million and $71.4 million from May 15, 2007 through December 31, 2007, from January 1, 2007 through May 14, 2007, in 2006 and in 2005, respectively; of these purchases, $5.1 million, $3.0 million, $8.4 million and $23.1 million related to capitalized assets from January 1, 2007 through May 14, 2007, May 15, 2007 through December 31, 2007, in 2006 and in 2005 respectively. Amounts payable to these parties totaled $0.6 million and $2.4 million at December 31, 2007 and 2006, respectively.